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                                                                     EX-8.01


                        [LETTERHEAD OF SIDLEY & AUSTIN]


WRITER'S DIRECT NUMBER



                                January 14, 1997



Merrill Lynch Investment Partners Inc.
General Partner of
 ML Global Horizons L.P.
Merrill Lynch World Headquarters
South Tower, Sixth Floor
World Financial Center
New York, New York  10080-6106


          Re:  Post-Effective Amendment No. 1 to the Registration Statement on
               ---------------------------------------------------------------
               Form S-1
               --------

Dear Sir or Madam:


          We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-10749) to be filed with the SEC on or about January 14, 1997, (the "Registration Statement"), relating to Units of Limited Partnership Interest ("Units") of ML Global Horizons L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion.
Based upon the foregoing, we hereby confirm our opinions expressed under the caption "Federal Income Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement that: (i) the Fund will be taxed as a partnership for federal income tax purposes; (ii) each Partner will be required to report on his tax return his allocable share of the Fund's income, gains, losses, and deductions; (iii) based upon the contemplated trading activities of the Fund, the Fund should be treated as engaged in the conduct of a trade or business for federal income tax purposes, and, as a result, the ordinary and necessary business expenses incurred by the Fund in conducting its commodity futures trading business should not be subject to limitation under section 67 of the Internal Revenue Code of 1986, as amended (the "Code") or under section 68 of the Code; and (iv) based on the contemplated trading activities of the Fund, the income earned by the Fund will not constitute "unrelated business taxable income" under section 511 of the Code to employee benefit plans and other tax-exempt entities which purchase Units; provided that such Units purchased by such plans and entities are not "debt-financed" within the meaning of section 514 of the Code.

          We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Consequences" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Fund.


          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the inclusion in the Prospectus of our opinion set forth under the caption "Federal Income Tax Consequences."

                              Very truly yours,


                              SIDLEY & AUSTIN